Exhibit 16.1

January 21, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A (Amendment No.2) for the event that occurred on December 23, 2008, to be filed by our former client, Commonwealth Biotechnologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP